UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2015

INFINITE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-21816	52-1490422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

80 Office Park Way
 Pittsford, New York 14534
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (585) 385-0610

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

On February 6, 2015, Infinite Group, Inc. (“IGI”) entered into an agreement with UberScan, LLC, a New York limited liability company (the “Seller”), and its members pursuant to which IGI acquired the Seller’s cyber security network vulnerability assessment software known as “UberScan” (the “Software”).

Under the purchase agreement, IGI agreed to pay the Seller the base purchase price of $180,000, of which $100,000 was paid in cash at the closing and the remaining $80,000 of which was paid by delivery at the closing of IGI’s secured promissory note in the principal amount of $80,000. The principal amount of the promissory note is due and payable on April 7, 2015, without interest. As security for its obligations under the promissory note, IGI has granted the Seller a security interest in the Software. The Seller may declare the entire principal amount of the promissory note immediately due and payable if IGI commences a voluntary bankruptcy or if an involuntary bankruptcy proceeding or similar case for the relief of debtors is commenced against IGI and not dismissed within 120 days.

Under the purchase agreement, in addition to the base purchase price IGI also agreed to pay the Seller or its assigns: (i) a percentage of the licensing fees paid to IGI within three years after the closing under the purchase agreement; provided, that the maximum amount payable to the Seller with respect to that three-year period shall be $800,000; plus (ii) a percentage of the licensing fees paid to IGI during the three years beginning on the date, if any, on which the aggregate amount of the licensing fees paid to Seller or its assigns with respect to the initial three-year period equals $800,000. The royalties are payable quarterly within 30 days after the end of each calendar quarter.

The purchase agreement also provides that IGI will pay the Seller or its assigns one half of the amount by which the total software development costs incurred by IGI in connection with upgrading the Software to include specific functional specifications is less than $500,000.

Under the purchase agreement, the Seller and its members each agreed not to compete with IGI within the market for the Software and not to solicit IGI’s customers for three years after the later of the closing under the purchase agreement or, in the case of a member, the date on which that member ceases to provide services to IGI as an employee or consultant. These restrictive covenants will terminate if IGI does not pay the principal amount of the promissory note delivered at the closing under the purchase agreement within 30 days after the maturity date.

To finance the portion of the base purchase price paid in cash at the closing under the purchase agreement, IGI borrowed $100,000 under its line of credit financing agreement with Donald W. Reeve, a member of IGI’s board of directors.

In connection with closing under the purchase agreement, IGI entered into an employment agreement with one of the Seller’s principals, Christopher B. Karr, pursuant to which IGI will employ Mr. Karr as Director of CyberSecurity for three years from the date of the agreement at an annual salary of $130,000. Pursuant to the employment agreement, Mr. Karr is also entitled to a commission on the revenues generated by IGI’s CyberSecurity division during the term of the agreement and a one-time bonus of $20,000 payable on April 7, 2015. If, prior to the expiration of the agreement, Mr. Karr’s employment is terminated by IGI other than for cause or by Mr. Karr for good reason, then Mr. Karr is entitled to one month’s severance at the rate in effect as of the date of termination. Mr. Karr has expertise in designing, developing, marketing, and selling network security assessment software.

Prior to the sale of the Software to IGI, the Seller had licensed the Software to UberGuard Information Security Consulting, LLC, a New York limited liability company owned by Mr. Karr (the “Consulting Company”). In connection with closing under the purchase agreement, that license was terminated and IGI granted to the Consulting Company a perpetual, fully-paid-up and royalty-free, non-exclusive, non-sublicensable, non-transferable license to continue to use the Software with its existing customers. Under the license agreement between IGI and the Consulting Company, all limitations on the scope of the license granted thereunder will terminate if IGI does not pay the principal amount of the promissory note delivered at the closing under the purchase agreement within 30 days after the maturity date.

From March 2014 until the closing under the purchase agreement, IGI had engaged the Consulting Company to use the Software to perform computer network vulnerability assessments and to prepare assessment reports for IGI’s customers. During that time, IGI paid the Consulting Company $23,500 for consulting services in connection with these projects.

Section 2 – Financial Information

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The information required by this item is stated in Item 1.01 which is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant

The information required by this item is stated in Item 1.01 which is incorporated herein by reference.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INFINITE GROUP, INC.

Date: February 11, 2015	By:	/s/ James Villa
James Villa
President and Chief Executive Officer